Exhibit (a)(3)

BLUE OWL CAPITAL CORPORATION II BOARD UNANIMOUSLY RECOMMENDS SHAREHOLDERS REJECT UNSOLICITED MINORITY OFFER FROM COX AND SABA

Discounted Offer is Well Below OBDC II NAV and Ignores Significant Capital Return Already Underway

NEW YORK, March 13, 2026 /PRNewswire/ — Blue Owl Capital Corporation II (“OBDC II”) today announced that its Board of Directors (the “Board”) has unanimously recommended that shareholders reject the unsolicited minority tender offer from Cox Capital Partners (“Cox”) and Saba Capital Management, L.P. (“Saba”) for up to 8,000,000 shares of OBDC II for approximately $30 million (less than 7% of the outstanding shares). We believe this is an attempt to capture value at the expense of OBDC II shareholders. The offering price represents a discount of approximately 33.2% to net asset value (“NAV”)1, which is well below what the Board believes to be the potential long-term value of OBDC II shares.

The Board strongly recommends that shareholders REJECT Cox and Saba’s unsolicited, minority tender offer and DO NOT tender their shares. To reject the offer, simply do not respond to any offer materials you may have received.

In reaching its conclusion, the Board: (1) consulted with members of management and its financial and legal advisors; (2) reviewed the terms and conditions of the offer; and (3) considered other information related to the fund’s historical financial performance, portfolio of assets and future opportunities.

Why Shareholders Should Reject This Offer:

•

The offer price is at a significant discount to NAV. This is an attempt to exploit OBDC II shareholders by purchasing their shares at a 33.2%1 discount, well below the NAV of OBDC II shares. The Board and management have already stated that the Company has taken significant steps to return capital to shareholders at no discount to fair value.

•

Cox and Saba’s offer price is inadequate, arbitrary and substantially undervalues OBDC II’s assets and ongoing access to liquidity. The Board, amongst other things, evaluated the offer’s significant discount to NAV (33.2%)1 and considered an inadequacy opinion from BofA Securities, Inc., which concluded the offer price is inadequate for OBDC II shareholders from a financial point of view.[2] In contrast, Cox and Saba conducted no independent analysis of their offer to ensure fairness.

•

Tendering will prohibit OBDC II shareholders from receiving future distributions and realizing any appreciation in the value of their shares in the future. With respect to tendered shares, these shareholders will forfeit their ownership interest in a high-performing portfolio and all future distributions, including return of capital distributions, associated with that portfolio.

[1]	Based on OBDC II’s reported NAV per share as of February 24, 2026, less the return of capital distribution of $2.50 payable on or before March 31, 2026, to shareholders of record as of March 24, 2026.
[2]

The Board considered the fact that, on March 12, 2026, BofA Securities rendered an oral opinion to the Board, subsequently confirmed in writing, that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth in its written opinion, the consideration to be paid to the holders of shares (other than Cox and Saba and their affiliates) pursuant to the offer was inadequate from a financial point of view to such holders. The full text of the written opinion, dated March 12, 2026, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken with such opinion, is attached as Exhibit (g)(1) to OBDC II’s 14D-9. BofA Securities provided its opinion for the information and assistance of the Board in connection with its consideration of the offer. The opinion of BofA Securities is not a recommendation as to whether or not any shareholders should tender such shares in connection with the offer or any other matter.

How Superior Value is Already Being Delivered

OBDC II has a proven track record of strong performance, delivering a 9.1% annualized return3 since inception, consistently outperforming leveraged loan indices. The Board is also already taking specific significant action to return capital to OBDC II shareholders: OBDC II shareholders are expected to receive payments equal to 50% or more of OBDC II’s net assets3 in 2026. This includes a return of capital distribution representing 30% of NAV3 to be paid on or before March 31, 2026. In addition to the regular monthly dividend, OBDC II will prioritize additional return of capital distributions to shareholders on a quarterly basis of 5% or more.

Blue Owl remains focused on maximizing value for all shareholders of OBDC II and protecting their interests through the disciplined execution of OBDC II’s investment strategy.

Advisors

Kirkland & Ellis LLP and Eversheds Sutherland are serving as legal advisors to Blue Owl and OBDC II. BofA Securities, Inc. is acting as financial advisor and FGS Global is acting as strategic communications advisor in connection to the offer.

About Blue Owl Capital Corporation II

Blue Owl Capital Corporation II (“OBDC II”) is a specialty finance company focused on lending to U.S. middle-market companies. As of December 31, 2025, OBDC II had investments in 183 portfolio companies with an aggregate fair value of $1.6 billion. OBDC II has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (“1940 Act”). OBDC II is externally managed by Blue Owl Credit Advisors LLC, an SEC-registered investment adviser that is an indirect affiliate of Blue Owl Capital Inc. (“Blue Owl”) (NYSE: OWL) and part of Blue Owl’s Credit platform.

Forward Looking Statements

Some of the statements contained herein may include “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than historical facts, including but not limited to statements regarding the expected timing and terms of the unsolicited third-party tender offer (the “Unsolicited Tender Offer”) commenced by Cox Capital Partners, Saba Capital Management, L.P. and their respective affiliates (collectively, the “Offerors”), the plans and expectations of Blue Owl Capital Corporation II (“OBDC II”) related thereto and any assumptions underlying any of the foregoing, are forward-looking statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “remains,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. These statements are not guarantees of future results and are subject to risks, uncertainties and other factors, some of which are beyond the control of the OBDC II and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in the OBDC II filings with the SEC. Investors should not place undue reliance on these forward-looking statements, which apply only as of the date on which OBDC II makes them. OBDC II does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

Additional Information and Where to Find It

The Unsolicited Tender Offer referenced herein has commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of OBDC II or any other securities, nor is it a substitute for the tender offer materials that the Offerors filed with the SEC. The terms and conditions of the Unsolicited Tender Offer are published in, and the offer to purchase shares of OBDC II will be made only pursuant to, the offer documents and related offer materials prepared by the Offerors and filed with the SEC in a tender offer statement on Schedule TO. OBDC II has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the Unsolicited Tender Offer.

[3]	As of December 31, 2025.

THE OFFERORS’ TENDER OFFER MATERIALS AND OUR SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION. INVESTORS AND SHAREHOLDERS OF OBDC II ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY, AND NOT THIS DOCUMENT, WILL GOVERN THE TERMS AND CONDITIONS OF THE TENDER OFFER, AND BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SUCH PERSONS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES INTO THE UNSOLICITED TENDER OFFER. The Offerors’ tender offer materials, including the offer to purchase and the related letter of transmittal and certain other tender offer documents, and the solicitation/recommendation statement and other documents filed with the SEC by the Offerors or OBDC II, may be obtained free of charge at the SEC’s website at www.sec.gov or by directing requests to OBDC II and the relevant persons to be outlined in our solicitation/recommendation statement.

Investor Contact:

BDC Investor Relations

Michael Mosticchio

credit-ir@blueowl.com

Media Contact:

media@blueowl.com